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                                                                    EXHIBIT 99.1

                        [CD Warehouse, Inc. Letterhead]


FOR IMMEDIATE RELEASE                        Desmond Towey
CONTACT:                                     President & CEO
                                             Desmond Towey & Associates
                                             (212) 888-7600

Jerry W. Grizzle                             Lee Sienna
Chairman & CEO                               President and CEO
CD Warehouse, Inc.                           CD Plus.com Ltd.
(405) 949-2422                               (905) 629-9255

                    CD WAREHOUSE, INC. and CD PLUS.COM LTD.
                   ANNOUNCE AGREEMENT TO COMBINE OPERATIONS

   Combined Company will become 4th Largest Music Retailer in North America


     Oklahoma City, OK- October 5, 1999 - CD Warehouse, Inc. (NASDAQ NMS: CDWI) and CD Plus.com Ltd. (The Toronto Stock Exchange: CDW) announced today that they have executed a letter of intent to merge the operations of the two companies. CD Warehouse franchises and operates a total of 340 retail music stores in 40 states, the District of Columbia, Canada, England, France, Guatemala and Venezuela under the names "CD Warehouse, Disc Go Round, CD Exchange and Music Trader." CD Plus.com is one of Canada's leading retailers of music and entertainment products, with over 150 stores in nine provinces and the Yukon Territory operating under the banners CD Plus, AVE Entertainment, Big K and Urban Sound Exchange. Both companies also operate leading e-commerce websites - www.cdplus.com and www.cdwarehouse.com - which sell music products. The
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companies are also leaders in the sale of pre-owned music product, a unique offering, which they believe will be a key part of their overall growth strategy.

     The combined entity will operate almost 500 stores (220 Company-owned, 274 Franchised) and have annualized system-wide sales of approximately $165 million. Combined corporate revenue on an annualized basis is expected to exceed $85 million.

     The share exchange ratio and all other aspects of the transaction will be finalized in the definitive merger document. Based on the historical performance of each company, when viewed as a combined operating entity, a dilutive effect will result from the merger. However, considering recent acquisitions by CD Plus.com Ltd., and the final structure of the transaction, management believes the dilution, if any, should be minimal. The merger is dependent upon, among other things, the completion of appropriate due diligence, the receipt of fairness opinions from the financial advisors to the respective companies, regulatory approvals, approval of the shareholders of both CD Warehouse, Inc. and CD Plus.com Ltd. and the completion of definitive merger documents.
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     Jerry W. Grizzle, Chairman, President and Chief Executive Officer of CD
Warehouse, Inc. states, "By combining the operations of our two strong companies, this gives us the opportunity to further expand our strength in the pre-owned music arena. In considering their current base of stores, their operation of the first music retailing website in Canada and incorporating our knowledge of the pre-owned music business, we believe presents a significant advantage over other music retailers. CD Plus also has considerable experience in operating internationally, which should be a tremendous benefit to our continued growth. The merger will combine the market strengths of our respective companies so that the future success of the merged company will be greatly enhanced over those for either company alone."

     "Joining forces with CD Warehouse is a very positive strategic step for CD Plus," said Wayne Albo, Chairman of CD Plus.com Ltd. "We are very excited about the opportunity that this presents to our shareholders and the future development of our Company. We have been on a tremendous pace of growth. As we looked at our industry and saw the emergence of CD Warehouse as the premier U.S. retailer in the sale of pre-owned music, it became apparent that both companies could derive significant benefit by being one."

     The Companies intend to link their respective websites. CD Warehouse, Inc. has recently announced the addition of over 1,000,000 available pre-owned CD's to its website www.cdwarehouse.com. This e-commerce model, which is the subject
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of a pending process patent, routes an incoming order for a pre-owned CD to the participating bricks-and-mortar CD Warehouse store which has the title and is closest to the customer. The store then fills the order and ships it directly to the consumer. Stated Grizzle, "Our business model is strategically different from other online competitors. First, there are no added inventory costs for either pre-owned or new titles. Secondly, because the closest local store ships the product, the customer receives their order quickly. Finally, the website reflects the pre-owned inventory from stores throughout the country, giving the consumer a wider selection of titles available than what would normally be offered by a single store."

     The first on-line retailer of music launched in Canada was www.cdplus.com
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in 1996. Since its inception in 1992, CD Plus.com has realized strong, strategic growth through the acquisition of retail chains in key geographical areas and expansion into new services and markets, such as Internet music retailing, the sale of digital music through the Internet, pre-owned CD retailing and catalogue mail order. While CD Plus.com's online business is a key element in the Company's growth strategy, its store locations represent the backbone of CD Plus.com's music retail business.

     Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those contained in the Company's periodic reports filed with the Securities and Exchange Commission (available to the public at www.sec.gov). Additional information regarding the merger of CD Warehouse, Inc. and CD Plus.com Ltd. may be obtained by contacting Jerry Grizzle at CD Warehouse, Inc., at (405) 949-2422 or Lee Sienna at CD Plus.com Ltd., at (905) 629-9255.